Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on March 30, 2016, to be effective as of January 1, 2016 (the “Effective Date”), by and between TBK BANK, SSB (the “Bank”), and Daniel J. Karas (“Executive”).

RECITALS

WHEREAS, the Bank is the wholly-owned subsidiary of Triumph Bancorp, Inc. (the “Company”); and

WHEREAS, Executive has agreed to continue serving as the Executive Vice President and Chief Lending Officer the Bank; and

WHEREAS, the Bank and Executive are parties to that certain Employment Agreement dated and effective as of August 16, 2012 (the “Prior Employment Agreement”), which the parties now wish to amend and restate in full as follows, and as of the Effective Date, the Prior Employment Agreement is null and void; and

WHEREAS, Executive is willing to enter into this Agreement in consideration of his employment by the Bank and the benefits that Executive will receive under the terms hereof.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT OF EXECUTIVE.

1.1Duties and Status. The Bank hereby engages Executive as the Executive Vice President and Chief Lending Officer of the Bank for the Term (as defined in Section 3.1 hereof), and Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. During the Term, Executive will faithfully exercise such authority and perform such duties on behalf of the Bank as are normally associated with his title and position as Executive Vice President and Chief Lending Officer and such other duties or positions as Executive and the Bank will mutually determine from time to time, including service for such other affiliates of the Company as shall be mutually determined. In the capacity defined in this Section 1.1, Executive will report to the Chief Executive Officer of the Bank and the Company.

1.2Time and Effort. During the Term, Executive will devote his full working time, energy, skill and commercially reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Bank and the Company. Notwithstanding the foregoing, Executive may participate fully in social, charitable, civic activities and such other personal affairs of Executive as do not interfere with performance of his duties hereunder. The Parties have also agreed that Executive may continue to serve as a director for other entities, and may from time to time provide consulting or other services for remuneration unrelated to his services to the Bank and the Company; however, as an express condition thereto, Executive will be required to fully disclose for consent all such directorships and consulting or services engagements to the Board of Directors of the Bank and/or the Company in advance, and acknowledges and agrees that such consent may be withheld in the sole discretion of the Bank and/or the Company.

2.	COMPENSATION AND BENEFITS.

2.1Annual Base Salary. For all of the employment rendered by Executive to the Bank and to the Company, the Bank will pay Executive an annual base salary of $250,000.00 (the “Annual Base Salary”). Executive’s Annual Base Salary will be payable in equal installments in accordance with the practice of the Bank in effect from time to time for the payment of salaries to officers of the Bank, but in no event less than bi-monthly, and may be increased or decreased during the Term.  Any increase or decrease in the amount will henceforth be the Annual Base Salary.

2.2Annual Incentive Program. Executive shall be eligible to participate in any annual incentive program maintained by the Bank or the Company to the same extent as other executives of the Bank or the Company and shall be eligible to receive cash incentive awards thereunder, as determined by the Board of Directors of the Bank or the Company (as applicable, the “Board”) or a committee of the Board.

2.3Long-Term Incentive Program. Executive shall be eligible to participate in any long-term incentive program (“LTIP”) maintained by the Bank or the Company to the same extent as other executives of the Bank or the Company and shall be eligible to receive equity and long-term cash incentive awards (“LTI Awards”) thereunder, as determined by the Board or a committee of the Board.

2.4Expenses. The Bank will timely pay or reimburse Executive for all reasonable travel, entertainment and other business expenses actually paid or incurred by Executive during the Term in the performance of Executive’s duties under this Agreement in accordance with the Bank’s employee business expense reimbursement policies in effect from time to time, but in no event less than monthly.

2.5Benefits. To the extent the Bank or the Company provides employee benefits plans including, without limitation, any pension, disability, group life, sickness, accident and health and dental insurance plans or programs, Executive will be entitled to participate in such employee benefit plans on such terms as determined by the Bank or the Company. For the avoidance of doubt, Executive will not be reimbursed by the Bank or the Company for any health-related expenses, unless otherwise agreed to by the Bank or the Company.

2.6Paid Time Off. During the Term, Executive will be entitled to paid time off of at least four weeks per calendar year and leave of absence and leave for illness or temporary disability in accordance with the policies of the Bank in effect from time to time.

2.7Indemnification. During the Term, the Bank or the Company agrees to maintain one or more directors and officers liability insurance policies covering Executive pursuant to the terms of such policies.

3.	TERM AND TERMINATION.

3.1Term. The term of employment hereunder will commence on the Effective Date and will terminate on the earlier of (a) the close of business on the first anniversary of the Effective Date (the “Original Term”) or (b) any termination of employment pursuant to Section 3.2 hereof; provided, however, if a Change in Control should occur at any time during the Term of the Agreement, then such Term shall end no earlier than the second anniversary of the date of such Change in Control (or if earlier, a termination of employment pursuant to Section 3.2 hereof).  Thereafter, unless written notification is given by either the Bank or Executive at least sixty (60) days before the expiration of the Original Term or any subsequent renewal term, the Term will automatically renew for successive one year periods (each, a “Renewal Term”). For purposes of this Agreement, when the word “Term” is used alone, it collectively refers to the Original Term and all Renewal Term(s). The Bank’s decision not to extend the Term will not be considered termination of Executive’s employment, whether with or without Cause, as defined below. Notwithstanding any provision of this Agreement to the contrary, the nonrenewal of this Agreement in accordance with this Section 3.1 shall not discharge the Bank’s obligation to pay any benefits that Executive became entitled to under this Agreement prior to such nonrenewal.

3.2Termination of Employment. Each party will have the right to terminate Executive’s employment hereunder before the Term expires to the extent, and only to the extent, permitted by this Section.

(a)By the Bank for Cause. The Bank will have the right to terminate Executive’s employment at any time upon delivery of written notice of termination for Cause to Executive (which notice will specify in reasonable detail the basis upon which such termination is made), such employment to terminate immediately upon delivery of such notice unless otherwise specified by the Bank. In the event that Executive’s employment is terminated for Cause, Executive will be entitled to receive the payments referred to in Section 3.3(a) hereof. Notwithstanding the foregoing, if termination is pursuant to Section 6.2(iii), Bank shall provide Executive a written notice describing in detail the alleged neglected duties and Executive will be provided thirty (30) business days to defend and/or cure such alleged breach.

(b)By the Bank Upon Total Disability. The Bank will have the right to terminate Executive’s employment on thirty (30) days’ prior written notice to Executive if the Bank determines in good faith that Executive is unable to perform his duties by reason of Total Disability, but any termination of employment pursuant to this subsection (b) will obligate the Bank to make the payments referred to in Section 3.3(b) hereof.

(c)Due to Death of Executive. Executive’s employment hereunder will terminate upon the death of Executive. In such an event, Executive’s estate will be entitled to receive the payments referred to in Section 3.3(c) hereof.

(d)By Executive other than for Good Reason. If Executive terminates his employment other than for Good Reason Executive shall be entitled to receive the payments referred to in Section 3.3(d) hereof.

(e)By the Bank Other Than for Cause, Death or Total Disability or By Executive For Good Reason. The Bank will have the right to terminate Executive’s employment, other than for Cause, death or Total Disability, on sixty (60) days’ prior written notice to Executive in the Bank’s sole discretion and Executive may terminate his employment for Good Reason pursuant to the notice requirements set forth in Section 6.5(c). In either event, Executive shall be entitled to receive the payments referred to in Section 3.3(e) or in Section 3.3(f), as applicable.

3.3Compensation and Severance Benefits Following Termination. Except as specifically provided in this Section, any and all obligations of the Bank to make payments to Executive under this Agreement will cease as of the date the Term expires pursuant to Section 3.1 or as of the date Executive’s employment is terminated pursuant to Section 3.2, as the case may be. Executive will be entitled to receive only the following compensation and benefits following the termination of his employment hereunder:

(a)Benefits Payable upon Termination For Cause. In the event that the Bank terminates the employment of Executive pursuant to Section 3.2(a), Executive will be entitled to receive a lump-sum amount equal to the Standard Termination Payments within sixty (60) days of such termination of employment.

(b)Benefits Payable Upon Termination for Total Disability. In the event that the Bank elects to terminate the employment of Executive pursuant to Section 3.2(b), (i) the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments within sixty (60) days of such termination of employment and (ii) Executive will be entitled to such disability and other employee benefits as may be provided under the terms of the Bank’s employee benefit plans.

(c)Benefits Payable Upon Death. In the event that the Term terminates pursuant to Section 3.2(c), (i) the Bank will pay to Executive’s surviving spouse or, if none, his estate, a lump-sum amount equal to Executive’s Standard Termination Payments within sixty (60) days of such termination of employment and (ii) death benefits, if any, under the Bank’s employee benefit plans will be paid to Executive’s beneficiaries as properly designated in writing by Executive.

(d)Benefits Payable Upon Executive’s Voluntary Termination other than for Good Reason. In the event Executive elects to terminate his employment pursuant to Section 3.2(d), (i) the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments within sixty (60) days of such termination of employment and (ii) Executive will be entitled to such other employee benefits as may be provided under the terms of the Bank’s employee benefit plans for the time period and in such amounts and forms as provided for in such plans.

(e)Benefits Payable Upon a Qualifying Termination Outside of a Change in Control.

(i)In the event of a Qualifying Termination prior to or more than 24 months following a Change in Control, (i) the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments within sixty (60) days of such Qualifying Termination and (ii) Executive will be entitled to such other employee benefits as may be provided under the terms of the Bank’s employee benefit plans for the time period and in such amounts and forms as provided for in such plans.

(ii)In the event of a Qualifying Termination prior to or more than twenty-four (24) months following a Change in Control, and subject to Executive's execution of a full release of claims in a form satisfactory to the Bank (“Release”) within 45 days following Executive’s Qualifying Termination, and provided there has been no revocation or attempted revocation of the Release of Claims during the statutory revocation period (the date after the lapse of such revocation period without a revocation or attempted revocation, the “Release Effective Date”) and subject to the terms of this Agreement, Executive will be eligible for the following benefits:

A.  Cash Severance. A lump sum cash amount equal to the product of (x) and (y) where (x) is Executive’s Annual Base Salary as then in effect in accordance with Section 2.1 and (y) is 1.0.

B.  Continuation of Health Care Coverage.  The Executive (and his eligible dependents) shall be entitled to continued participation in the Bank’s or the Company’s medical, dental and vision plans, as in effect from time to time, at then-existing participation and coverage levels, for twelve (12) months immediately following Executive’s Qualifying Termination.  For the avoidance of doubt, the Participant (and his eligible dependents) shall be responsible for paying all deductibles and other cost sharing items under such plans but shall not be responsible for the payment of premiums. If and to the extent that any benefit described in this paragraph (B) is not or cannot be paid or provided under a Bank or Company plan or arrangement, then the Bank will pay or provide for the payments to Executive of such employee benefits. Nothing in this paragraph (B) shall be construed to impair or reduce Executive's rights under Consolidated Omnibus Reconciliation Act “COBRA” or other applicable law.

(f)Benefits Payable Upon a Qualifying Termination in the event of a Change in Control.

(i)Standard Termination Benefits In the event of Executive’s Qualifying Termination within twenty-four (24) months after a Change in Control, (i) the Bank will pay to Executive a lump-sum amount equal to the Standard Termination Payments within sixty (60) days of such Qualifying Termination and (ii) Executive will be entitled to such other employee benefits as may be provided under the terms of the Bank’s employee benefit plans for the time period and in such amounts and forms as provided for in such plans.

(ii)In the event of a Qualifying Termination within 24 months after a Change in Control, and subject to Executive’s execution of a Release within forty-five (45) days following such Qualifying Termination, and provided there occurs a Release Effective Date, and subject to the terms of this Agreement, Executive will be eligible for the following benefits:

A.  Cash Severance. A lump sum cash amount equal to the product of (x) and (y) where (x) is the sum of Executive’s Annual Base Salary as then in effect in accordance with Section 2.1 and Executive’s Average Bonus and (y) is 2.0.

B.  Continuation of Health Care Coverage.  The Executive (and his eligible dependents) shall be entitled to continued participation in the Bank’s medical, dental and vision plans, as in effect from time to time, at then-existing participation and coverage levels, for twenty four (24) months immediately following Executive’s Qualifying Termination. For the avoidance of doubt, the Participant (and his eligible dependents) shall be responsible for paying all deductibles and other cost sharing items under such plans but shall not be responsible for the payment of premiums.  If and to the extent that any benefit described in this paragraph (B) is not or cannot be paid or provided under a Bank or Company plan or arrangement, then the Bank will pay or provide for the payments to Executive of such employee benefits. Nothing in this paragraph (B) shall be construed to impair or reduce an Executive's rights under COBRA or other applicable law.

3.4Form and Time of Payment of Benefits Payable in the Event of a Qualifying Termination Outside of a Change in Control. Subject to the timely execution of the required Release, and the occurrence of the Release Effective Date, benefits provided under Section 3.3(e)(ii) shall be paid in accordance with the following provisions:

(a)Cash severance benefits under Section 3.3(e)(ii)(A) shall be paid to Executive in a lump sum no later than the 75th day following Executive’s Qualifying Termination.

(b)Any obligation of the Bank to provide or to continue to provide Benefit Continuation under Section 3.3(e)(ii)(B), shall cease in the event that the Release Effective Date does not occur.

(c)All payments and benefits under this Section 3.4 are subject to Executive’s continuing compliance with restrictive covenants set forth in Section 4 of this Agreement and the Bank’s policies on recoupment, as in effect from time to time.

(d)For avoidance of doubt, if Executive is entitled to receive payment pursuant to this Section 3.4, then Executive will not also be entitled to receive any payments pursuant to any other section of this Agreement.

3.5Form and Time of Payment of Benefits in the Event of a Change in Control. Subject to the timely execution of the required Release, and the occurrence of the Release Effective Date, benefits provided under Section 3.3(f)(ii) shall be paid in accordance with the following provisions:

(a)Cash severance benefits under Section 3.3(f)(ii)(A) shall be paid to Executive in a lump sum no later than the 75th day following the Qualifying Termination.

(b)Any obligation of the Bank to provide or to continue to provide Benefit Continuation under Section 3.3(e)(iii), shall cease in the event that the Release Effective Date does not occur.

(c)All payments and benefits under this Section 3.5 are subject to Executive’s continuing compliance with restrictive covenants set forth in Section 4 of the Agreement and the Bank’s policies on recoupment, as in effect from time to time.

(d)For avoidance of doubt, if Executive is entitled to receive payment pursuant to this Section 3.5, then Executive will not also be entitled to receive any payments pursuant to any other section of this Agreement.

3.6Best Net.

(a)It is the object of this paragraph to provide for the maximum after-tax income to Executive with respect to any payment, benefit or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable or provided pursuant to this Agreement or any other plan, arrangement or agreement, that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”) or any similar federal, state or local tax that may hereafter be imposed (a “Payment”) (Section 4999 of the Code or any similar federal, state or local tax are collectively referred to as the “Excise Tax”).  Accordingly, before any Payments are made, a determination will be made as to which of two alternatives will maximize such Executive’s after-tax proceeds, and the Bank must notify Executive in writing of such determination.  The first alternative is the payment in full of all Payments potentially subject to the Excise Tax.  The second alternative is the payment of only a part of Executive’s Payments so that Executive receives the largest payment and benefits possible without causing the Excise Tax to be payable by Executive.  This second alternative is referred to in this paragraph as “Limited Payment”.  The Executive’s Payments shall be paid only to the extent permitted under the alternative determined to maximize Executive’s after-tax proceeds, and Executive shall have no rights to any greater payments on his or her Payments.  If Limited Payment applies, Payments shall be reduced in a manner that would not result in Executive incurring an additional tax under Section 409A.

(b)Accordingly, Payments not constituting nonqualified deferred compensation under Section 409A shall be reduced first, in this order but only to the extent that doing so avoids the Excise Tax (e.g., accelerated vesting or payment provisions in any LTIP Award will be ignored to the extent that such provisions would not trigger the Excise Tax):

(i)Payment of the severance amounts under Section 3.3(f) hereof to the extent such payments do not constitute deferred compensation under Section 409A.

(ii)LTIP Awards the vesting of which is subject to the satisfaction of one or more performance conditions (“Performance-Based Awards”), but excluding such LTI Awards subject to Section 409A.

(iii)LTIP Awards the vesting of which is subject to the satisfaction of a service condition (“Service-Based Awards”), but excluding such LTIP Awards subject to Section 409A.

(iv)Awards of stock options and stock appreciation rights under any LTIP.

(c)Then, if the foregoing reductions are insufficient, Payments constituting deferred compensation under Section 409A shall be reduced, in this order:

(i)Payment of the severance amounts under Section 3.3(f) hereof to the extent such payments constitute deferred compensation under Section 409A.

(ii)Performance-Based Awards subject to Section 409A.

(iii)Service-Based Awards subject to Section 409A.

(d)In the event of conflict between the order of reduction under this Agreement and the order provided by any other Bank document governing a Payment, then the order under this Agreement shall control.

(e)All determinations required to be made under this Section 3.6 shall be made by Bank’s external auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and Executive within ten (10) business days of the termination of employment giving rise to benefits under the Plan, or such earlier time as is requested by the Bank.  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Bank.  In the event the Accounting Firm determines that the Payments shall be reduced, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Bank and Executive.

3.7All Payments. All payments made to Executive upon the termination of Executive’s employment will be made in U.S dollars and are in lieu of all other termination or severance payments available at law or otherwise.

4.	Restrictive covenants.

4.1Access to Confidential Information. Executive understands and agrees that in the course of performing work on behalf of the Company, he will continue to have access to, and will continue to be given Confidential Information relating to the business of the Company and its affiliates. Executive acknowledges and agrees that such Confidential Information includes, but is not limited to financial information pertinent to the Company and its customers, and investors, customer lists, customer and investor identities and their preferences, confidential banking and financial information of both the Company, the Bank and its customers and investors, and information that Executive may create or prepare certain information related to his duties. Executive hereby expressly agrees to maintain in strictest confidence and not to access without proper business purposes (including repetitive unnecessary access), use (including without limitation in any future business or personal relationship of Executive), publish, disclose or in any way authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of the Company and its customers and investors, except for legitimate business-related reasons while performing duties on behalf of the Company and its affiliates. Executive agrees further not to remove or retain any figures, financial information, personnel data, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of the Company, and to return any such information in Executive’s possession at the conclusion of Executive’s use of such information and at the conclusion of Executive’s employment with the Bank.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Company, its customers, investors and/or vendors, or is prepared by, obtained by, compiled by or that is used by Executive in conjunction with his duties, and (1) is proprietary to, about, or created by the Company, its customers, investors and/or vendors; (2) is information the disclosure of which might be detrimental to the interest of the Company, its investors or customers; or (3) is not typically disclosed by the Company, its customers, investors and/or vendors, or known by persons who are not associated with the Company.  For purposes of this Section 4, all references to the Company shall, unless the context clearly indicates otherwise, include the Company and its affiliates, including the Bank.

4.2Non-Competition.  Executive acknowledges that, as a result of Executive’s service with the Company, a special relationship of trust and confidence will develop between Executive, the Company and its clients and customers, and that this relationship will generate a substantial amount of good will between the Company and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect it from the loss of its Confidential Information or its customer goodwill. Executive further acknowledges that throughout his service with the Company, Executive will be provided with access to and informed of confidential, proprietary and highly sensitive information relating to the Company’s clients and customers, which is a competitive asset of the Company, and which enables Executive to benefit from the goodwill and know-how of the Company. Therefore, as a material condition to the Company’s willingness to perform its obligations hereunder, Executive agrees that, during Executive’s employment with the Company, and for a period of twelve (12) months following the date of the termination of Executive’s employment with the Company (whether by the Company or by Executive) for any reason, Executive will not, either for himself or in conjunction with others:

(a)compete or engage anywhere in the geographic area comprised of any Metropolitan Statistical Area, as defined by the US Office of Management & Budget, in which Executive has performed duties on behalf of the Company during the preceding twelve (12) months, whether such duties were performed in person, telephonically, electronically or otherwise (“Market Area”), in any business that is the same or similar, or offers competing products and services as those offered by the Company;

(b)take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, or be connected in any manner with any partnership, corporation or other business or entity engaging in a business the same or similar, or which offers competing products and services as those offered by the Company anywhere within the Market Area; notwithstanding the foregoing, Executive is permitted hereunder to own, directly or indirectly, up to five percent (5%) of the issued and outstanding securities of any publicly traded financial institution conducting business within the Market Area;

(c)solicit, divert, take away, do business with, or provide information about, or attempt to solicit, divert, take away or do business with in any fashion any of the Company’s customers, clients, business or patrons about whom Executive has Proprietary Information, or with whom Executive has done business or attempted to do business on behalf of the Company;

(d)(i) offer employment to, enter into a contract for the employment of, or attempt to entice away from the Company, any individual who is at the time of such offer or attempt, or has been during the twelve months prior to such offer or attempt, an employee of the Company, (ii) procure or facilitate the making of any such offer or attempt described in the preceding clause (i) by any other person, (iii) interfere with the material business relationships of the Company, or entice away any material suppliers or contractors, or (iv) solicit, directly or through any other person, any investor of the Company for purposes of facilitating any investment, partnership or business opportunity unrelated to the Company. This restriction in Section 4.2(d)(iv) shall not apply to any investor with which Executive had a preexisting relationship prior to becoming employed by the Company.

(e)(i) enter into employment, consultancy, association or affiliation with any entity that provides Conflicting Services (as defined below) if any former employee of the Company with whom Executive had contact as part of his or her duties with the Company (a “Covered Person”) has become employed by, associated or affiliated with, or a consultant of such entity during the twelve (12) month period preceding Executive’s termination of employment with the Company; or (ii) continue employment, consultancy, association or affiliation with any entity that provides Conflicting Services if any Covered Person becomes employed by, associated or affiliated with, or a consultant to such entity during the twelve (12) month period subsequent to Executive’s termination of employment with the Company.  It is the intention of the parties to prevent the irreparable harm to the Company that would occur from the pooling of information that two or more former Covered Persons can provide to a competing entity or the misuse of Confidential Information.  As used herein, “Conflicting Services” is defined as services that are the same or substantially similar to those services of Company or its affiliates and subsidiaries (x) which were provided by Executive (directly or indirectly) during the twelve (12) months preceding Executive’s termination from employment by Company or (y) about which Executive acquired Confidential Information during Executive’s employment by Company.

4.3Non-Competition Period.  The restrictions on Executive’s activities identified in Section 4.2 hereof will apply for twelve (12) months after the termination of Executive’s employment with the Company, regardless of reason for the termination of such employment.

4.4Representations of Executive.  EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIS, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 4 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON COMPETITOR.

4.5Severable Provisions.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

4.6Intellectual Property. Executive agrees to disclose and assign to the Company any and all material of a proprietary nature, particularly including, without limitation, material subject to protection as trade secrets or as patentable ideas or copyrightable works, that Executive may conceive, invent, author or discover, either solely or jointly with another or other during Executive’s employment and that relates to or is capable of use in connection with the business of the Company or any employment or products offered, manufactured, used, sold or being developed by the Company at the time said material is developed. Executive will, upon request of the Company, either during or at any time after Executive’s employment ends, regardless of how or why Executive’s employment ends, execute and deliver all papers, including applications for patents and registrations for copyrights, and do such other legal acts (entirely at the Company’s expense) as may be necessary to obtain and maintain proprietary rights in any and all countries and to vest title thereto in the Company.

4.7Remedy.  Executive understands and acknowledges that the Company has a legitimate business interest in preventing Executive from taking any actions in violation of this Section 4 and that this Section 4 is intended to protect the business and goodwill of the Company. Executive further acknowledges that a breach of this Section 4 will irreparably and continually damage the Company and that monetary damages alone will be inadequate to compensate the Company for such breach. Executive therefore agrees that in the event Executive violates any of the terms of this Section 4, the Company will be entitled to, in addition to any other remedies available to it in law or in equity, seek temporary, preliminary and permanent injunctive relief and specific performance to enforce the terms of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond. If Executive does take actions in violation of Section 4 of this Agreement, Executive understands that the time periods set forth in those paragraphs will run from the date on which Executive’s violations of those sections, whether by injunction or otherwise, ends and not from the date that Executive’s employment ends. In the event any lawsuit, claim or other proceeding is brought to enforce the terms of this Section 4, or to determine the validity of its terms, then the prevailing party will be entitled to recover from the non-prevailing party its reasonable attorneys’ fees and court costs incurred in obtaining enforcement of, or determining the validity of, this Section 4.

4.8Waiver. Executive understands and agrees that in the event the Company or the Bank waives or allows any breach of this Section 4, such waiver or allowance will not constitute a waiver or allowance of any future breach, whether of a similar or dissimilar nature.

4.9Tolling. If the Company or the Bank files a lawsuit in any court of competent jurisdiction alleging a breach of the non-disclosure or non-solicitation provisions of this Agreement by Executive, then any time period set forth in this Agreement relating to the post-termination restrictions on the activities of Executive will be deemed tolled as of the time the lawsuit is filed and will remain tolled until the dispute is finally resolved, either by written settlement agreement resolving all claims raised in the lawsuit, or by entry of a final judgment and final resolution of any post-judgment appellate proceedings.

5.	MISCELLANEOUS.

5.1Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Texas excluding that body of law known as conflicts of law. The Parties will endeavor to settle amicably by mutual discussions any disputes or claims related to this Agreement (“Dispute”). Failing such settlement, and excepting such claims as may be brought pursuant to Section 4 hereof in a state or federal court having jurisdiction, any other Dispute will finally be settled by arbitration in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes. The Parties will agree upon a single arbitrator. The Arbitrator will not have authority to award punitive damages to either Party. Each Party will bear its own expenses, but the Bank will bear the fees and expenses of the arbitrator. This Agreement will be enforceable, and any arbitration award will be final. In any such arbitration, the decision in any prior arbitration under this Agreement will not be deemed conclusive of the rights as among themselves of the Parties hereunder. The arbitration will be held in Dallas, Texas. Any notices, including a demand for arbitration will be deemed served when delivered to the address indicated in Section 5.6.

5.2Tax Withholding. All payments and benefits under this Agreement shall be subject to, and made net of, applicable deductions and withholdings.

5.3Non-Payment of Benefits Due to Prohibition under 12 C.F.R. Part 359. Notwithstanding anything in this Agreement to the contrary, the Bank will not be required to pay any benefit under this Agreement if the Bank reasonably determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates.

5.4Code Section 409A.

(a)It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of Code section 409A to the extent applicable. In this connection, the Bank will have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Code section 409A (provided that the Bank will choose the action that best preserves the value of the payments and benefits provided to Executive under this Agreement), and the parties agree that this Agreement will be interpreted in a manner that is consistent with Code section 409A.

(b)In furtherance, but not in limitation of the foregoing paragraph (a): (i) in the event that Executive is a “specified employee” within the meaning of Code section 409A, payments which constitute a “deferral of compensation” under Code section 409A and which would otherwise become due during the first six (6) months following Executive’s termination of employment will be delayed and all such delayed payments will be paid in full in the seventh (7th) month after Executive’s termination of employment, and all subsequent payments will be paid in accordance with their original payment schedule, provided that the above delay will not apply to any payments that are excepted from coverage by Code section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations section 1.409A-1(b)(4); (ii) notwithstanding any other provision of this Agreement, a termination of Executive’s employment hereunder will mean, and be interpreted consistent with, a “separation from service” within the meaning of Code section 409A; and (iii) with respect to the reimbursement of fees and expenses provided for herein, the following will apply: (A) unless a specific time period during which such expense reimbursements may be incurred is provided for herein, such time period will be deemed to be Executive’s lifetime; (B) the amount of expenses eligible for reimbursement hereunder in any particular year will not affect the expenses eligible for reimbursement in any other year; (C) the right to reimbursement of expenses will not be subject to liquidation or exchange for any other benefit; and (D) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the tax was remitted, as the case may be.

(c)If the maximum period within which Executive must sign and not revoke the Release could begin in one calendar year and expire in the following calendar year, then any payments contingent on the occurrence of the Release Effective Date shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to comply with Section 409A.  If the Release Effective Date has not occurred by the 60th day following Executive’s termination of employment, Executive will not be entitled to any amounts that are subject to the timely execution of the Release and the occurrence of the Release Effective Date.

5.5Headings. The headings and captions set forth herein are for convenience of reference only and will not affect the construction or interpretation hereof.

5.6Notices. Any notice or other communication required, permitted, or desirable hereunder will be hand delivered (including delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, by facsimile or by electronic mail addressed as follows:

If to the Bank:TBK Bank, SSB

Physical address: 12700 Park Central Drive, Suite 1700 Dallas, Texas 75251

Attn: Chief Executive Officer

If to Executive:	Daniel J. Karas

Physical address: 4606 Eaton Court
Plano, TX 75093

or such other addresses as will be furnished in writing by the parties. Any such notice or communication will be deemed to have been given as of the date so delivered in person or three business days after so mailed.

5.7Successors and Assigns. The Bank may assign its rights under this Agreement to any successor to its business (by merger, acquisition of substantially all of the Bank’s assets or otherwise), provided that such successor entity expressly assumes, in a writing reasonably acceptable to Executive, this Agreement and all obligations and undertakings of the Bank hereunder. Executive may not assign his rights or delegate his duties under this Agreement without the prior written consent of the Bank. Executive understands and agrees that this Agreement will be binding upon and inure to the benefit of the Bank and its legal representatives, successors and assigns. Executive also understands and agrees that this Agreement will be binding upon and inure to the benefit of Executive’s heirs and executors or administrators.

5.8Entire Agreement; Amendments. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings (if any) are hereby terminated and of no further force and effect. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

5.9Execution of Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a party’s execution hereof will be deemed to be delivered by such party to any other party hereto until such delivering party has received signature pages from all parties signatory to this Agreement.

5.10Severability. If any provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, will not be affected thereby.

5.11Action by the Bank.  Any action, consent, approval or waiver to be taken, made or given by the Bank or the Board of Directors of the Bank hereunder may be taken, made or given by the Compensation Committee or such similar committee of the Bank or the Company as may be granted authority to act for the Bank with respect to such matters.

5.12Third Party Beneficiary.  The Company is an intended third-party beneficiary of the terms of this Agreement, including the provisions of Section 4 hereof

5.13Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

6.	DEFINITIONS.

6.1Average Bonus. “Average Bonus” shall mean the average of the annual cash bonuses earned (regardless of when paid) by Executive during the three fiscal years immediately preceding the fiscal year in which Executive terminated employment; provided, however, if Executive was not eligible to participate in the Bank’s or the Company’s annual cash bonus program (either due to the fact Executive was not an employee of the Bank or the Company during such fiscal year or any other reason) during each such fiscal year, then Average Bonus shall mean the average of the annual cash bonuses earned (regardless of when paid) by Executive during the fiscal years that Executive was a participant in the Bank’s or the Company’s annual cash bonus program.

6.2Cause. “Cause” shall mean the Bank’s determination in good faith that Executive: (i) has misappropriated, stolen or embezzled funds or property from the Bank, or the Company, or any of their respective affiliates, or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Bank, or the Company or any of their respective affiliates, (ii) has been indicted or arrested on a felony, (iii) has neglected his duties hereunder, (iv) has materially violated a provision of Section 4 hereof, (v) has willfully violated or breached any material provision of this Agreement in any material respect or violated any material law or regulation or (vi) any other misconduct by Executive that is injurious to the financial condition or business reputation of the Bank, or the Company, or any of their respective affiliates.

6.3Change in Control. A “Change in Control” shall mean the first to occur:

(a)A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership of shares of Company common stock which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate beneficial ownership by such Person of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); excluding, however, the following:

(i)any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Company,

(ii)any acquisition by the Company or a wholly owned subsidiary,

(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company any entity controlled by the Company, or

(iv) any acquisition by any entity pursuant to a transaction which complies with Section 6 .3(c)(i), (ii) or (iii); or

(b)A change in the composition of the Board of the Company over a 12-month period such that the individuals who, as of the date of the beginning of the period (the “Effective Incumbency Date”), constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute a majority of the Board of the Company; provided, however, that any individual who becomes a member of the Board of the Company subsequent to the Effective Incumbency Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of the Company shall not be so considered as a member of the Incumbent Board; or

(c)The consummation of a Corporate Transaction; excluding, however, such a Corporate Transaction pursuant to which:

(i)all or substantially all of the individuals and entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such transaction owns all or substantially all of Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Voting Securities,

(ii)no Person (other than the Company, any wholly owned subsidiary, any employee benefit plan (or related trust) sponsored or maintained by the Company, any entity controlled by the Company, such surviving or acquiring entity resulting from such Corporate Transaction or any entity controlled by such surviving or acquiring entity or a direct or indirect parent entity of the surviving or acquiring entity that, after giving effect to the Corporate Transaction, beneficially owns, directly or indirectly, 100% of the outstanding voting securities of the surviving or acquiring entity) will beneficially own, directly or indirectly, thirty percent (30%) or more of the outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Corporate Transaction or

(iii)individuals who were members of the Incumbent Board will constitute a majority of the members of the board of directors (or similar governing body) of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity.

6.4Corporate Transaction. “Corporate Transaction” shall mean a

(a)dissolution or liquidation of the Company,

(b)sale of all or substantially all of the assets of the Company,

(c)merger or consolidation of the Company with or into any other corporation, regardless of whether Company is the surviving corporation or

(d)statutory share exchange involving capital stock of the Company.

6.5 Good Reason.

(a)In the case of a voluntary termination of employment not occurring on or after a Change in Control, “Good Reason” shall mean:

(i)a material reduction in Executive’s base salary as in effect immediately prior to Executive’s “Good Reason Notice of Termination” as defined below unless such reduction is made in accordance with a uniform reduction in base salaries of the Bank’s executive officers;   or

(ii)a material reduction in Executive’s target annual bonus opportunity as in effect immediately prior to Executive’s Good Reason Notice of Termination unless such reduction is made in accordance with a uniform reduction in target annual bonus opportunity of the Bank’s executive officers.

(b)In the case of a voluntary termination of employment occurring on or after a Change in Control, “Good Reason” shall mean:

(i)a material reduction in Executive’s position, authority, duties or responsibilities relative to such position, authority, duties or responsibilities immediately prior to the Change in Control;

(ii)a material reduction in Executive’s base salary opportunity as in effect immediately prior to the Change in Control;

(iii)a material reduction in Executive’s target annual bonus opportunity as in effect immediately prior to the Change in Control;

(iv)receipt of notice by Executive with regard to the mandatory relocation of the office at which Executive is to perform the majority of his duties following the Change in Control to a location more than 50 miles from the location at which Executive performed such duties prior to the Change in Control; provided that such new location is farther from Executive’s residence than the prior location; or

(v)the failure at any time of a successor to the Bank explicitly to assume and agree to be bound by this Agreement.

(c)Notwithstanding anything in this Agreement to the contrary, no act, omission or event shall constitute grounds for a voluntary termination due to “Good Reason” under either paragraph (a) or (b) immediately above unless:

(i)Executive provides the Bank thirty (30) day advance written notice of his intent to termination employment for Good Reason which notice must describe the claimed act, omission or event giving rise to Good Reason (“Good Reason Notice of Termination”);

(ii)the Good Reason Notice of Termination is given within ninety (90) days of Executive’s first actual knowledge of such act, omission or event;

(iii)the Bank fails to cure such act, omission or event within the thirty (30) day period after receiving the Good Reason Notice of Termination; and

(iv)Executive’s termination of employment for Good Reason actually occurs at the end of such 30-day cure period if the Good Reason is not cured.

6.6Qualifying Termination. A “Qualifying Termination” shall mean (i) Executive’s involuntary termination of employment without Cause or (ii) Executive’s voluntary termination for Good Reason.

6.7Standard Termination Payments. “Standard Termination Payments” shall mean earned and unpaid salary through the date of Executive’s termination of employment, any bonus definitively earned by Executive but not yet paid to Executive, additional salary in lieu of Executive’s accrued and unused vacation (to the extent such is paid in accordance with the Company’s policies for its executives generally), any unreimbursed business and entertainment expenses, each  in accordance with the Bank’s or the Company’s policies, and any unreimbursed employee benefit expenses that are reimbursable in accordance with the Bank’s or the Company’s employee benefit plans through the date of Executive’s termination of employment. For the avoidance of doubt, the Standard Termination Payments do not include any unvested portion of any annual or long-term incentive compensation or bonus.

6.8Total Disability. “Total Disability” shall mean the inability of Executive, due to a physical or a mental condition, to perform the essential functions of Executive’s job, with or without accommodation, for any period of 180 consecutive days; provided that the return of Executive to his duties for periods of 15 days or less will not interrupt such 180-day period.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written.

TBK BANK, SSB

By:__/s/Aaron P. Graft______

Name:Aaron P. Graft

Title:Chief Executive Officer

EXECUTIVE: DANIEL J. KARAS

______/s/ Daniel J. Karas__________